Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No. 1 to the Registration Statement on Form S-1 (No. 333-145403) of our report dated September 12, 2007, except as to the reverse stock split described in Note 13, which is as of September 17, 2007, relating to the consolidated financial statements of Neurobiological Technologies, Inc. (which report expresses an unqualified opinion and includes a matter of emphasis paragraph relating to the Company’s ability to continue as a going concern) which appears in such Registration Statement. We also consent to the reference to us under the caption “Experts” in such Registration Statement.

/s/    Odenberg, Ullakko, Muranishi & Co. LLP

San Francisco, California

September 18, 2007